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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124747

Hexcel Corporation

6.75% Senior Subordinated Notes Due 2015

Investing in the notes involves risks. See "Risk Factors" on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        We pay interest on the notes on February 1 and August 1 of each year. The first such payment will be made on August 1, 2005. The notes will mature on February 1, 2015. We have the option to redeem all or a portion of the notes at any time on or after February 1, 2010 at the redemption prices set forth in this prospectus. We may, on one or more occasions before February 1, 2008, use the net proceeds from one or more public equity offerings to redeem up to 35% of the original principal amount of the notes at the redemption price set forth in this prospectus.

        As of March 31, 2005, private equity funds affiliated with Goldman, Sachs & Co. own approximately 24% of our outstanding voting securities and these funds have the right to designate up to three nominees for election to our ten member board of directors.

        This prospectus has been prepared for and will be used by Goldman, Sachs & Co. and its broker-dealer subsidiaries in connection with offers and sales of the notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these market-making transactions. Hexcel will not receive any of the proceeds of such sales of the notes and will be reimbursed for any expenses incurred by it in connection with this registration.

Goldman, Sachs & Co.

The date of this prospectus is June 16, 2005.

TABLE OF CONTENTS

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this offering circular. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

ABOUT THIS PROSPECTUS	1
AVAILABLE INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
SUMMARY	4
RISK FACTORS	6
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	12
USE OF PROCEEDS	12
DESCRIPTION OF NOTES	12
PLAN OF DISTRIBUTION	51
LEGAL MATTERS	51
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	52

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. You should read this prospectus together with the additional information described under the heading "Available Information." You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

        The outstanding notes were originally issued by us on June 16, 2005 in an exchange offer to holders of our 6.75% Senior Subordinated Notes due 2015, which were issued by us on February 1, 2015 in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act").

        This prospectus may be used by Goldman, Sachs & Co. ("Goldman Sachs") and its broker-dealer subsidiaries in connection with offers and sales of the notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices.

        The terms "Hexcel," "we," "our" and "us" as used in this prospectus refer to Hexcel Corporation, the issuer of the notes, and its subsidiaries as a combined entity, except where the context makes it clear that such term means only the parent company.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Hexcel files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or from our web site at www.hexcel.com. However, the information on our web site does not constitute a part of this prospectus.

        In this document, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until the offering is completed:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005;

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  Proxy Statement for the 2005 Annual Meeting of Stockholders of Hexcel Corporation filed on April 15, 2005; and

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  Current Reports on Form 8-K dated January 12, 2005; January 19, 2005; January 27, 2005; January 31, 2005; February 4, 2005; March 2, 2005; April 1, 2005; April 26, 2005; and May 24, 2005.

        You may request a copy of any of these filings at no cost by writing or telephoning Hexcel at: Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 969-0666, Attention: Investor Relations.

        You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain, and are subject to changing assumptions.

        Such forward-looking statements include, but are not limited to:

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  estimates of commercial aircraft production and delivery rates, including those of Airbus Industries ("Airbus") and The Boeing Company ("Boeing");

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  expectations of composite content on new commercial aircraft programs;

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  expectations regarding the growth in the production of military aircraft, helicopters and launch vehicle programs in 2005 and beyond and the trend in funding for military aircraft programs;

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  expectations regarding future business trends in the electronics fabrics industry;

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  expectations regarding the demand for soft body armor made of aramid and specialty fabrics;

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  expectations regarding growth in sales of composite materials for wind energy, recreation and other industrial applications;

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  estimates of changes in net sales by market compared to 2004; expectations as to the availability of carbon and aramid fibers;

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  expectations regarding our equity in the earnings (losses) of joint ventures, as well as joint venture investments and loan guarantees;

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  expectations regarding working capital trends and capital expenditures;

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  the availability and sufficiency under our senior credit facility and other financial resources to fund our worldwide operations in 2005 and beyond; and

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  the impact of various market risks, including fluctuations in the interest rates underlying Hexcel's variable-rate debt, fluctuations in currency exchange rates, fluctuations in commodity prices, and fluctuations in the market price of the Hexcel's common stock.

        Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing and cost levels; changes in political, social and economic conditions and local regulations, particularly in Asia and Europe; foreign currency fluctuations; changes in aerospace delivery rates; reductions in sales to any significant customers, particularly Airbus or Boeing; changes in sales mix;

changes in government defense procurement budgets; changes in military aerospace programs or technology; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; and the other factors described under "Risk Factors." Additional information regarding these factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004.

        If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community's expectations, as well as broader market trends, could have an adverse impact on our stock price. We do not undertake an obligation to update such forward-looking statements or risk factors to reflect future events or circumstances.

SUMMARY

Hexcel Corporation

        We are a leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and composite structures for use in the commercial aerospace, industrial, space and defense, and electronics markets. Our products are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, soft body armor, wind turbine blades printed wiring boards, high-speed trains and ferries, cars and trucks, window blinds, bikes, skis and a wide variety of other recreational equipment.

        We serve international markets through manufacturing facilities and sales offices located in the United States and Europe, and through sales offices located in the Pacific Rim and Australia. We are also an investor in four joint ventures, one of which manufactures and markets reinforcement products in the United States, one of which manufactures and markets composite materials in Japan and two of which manufacture composite structures and interiors in Asia.

        We are a vertically integrated manufacturer of products within a single industry: advanced structural materials. Hexcel's advanced structural materials business is organized around three strategic business segments: Composites, Reinforcements and Structures.

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  Composites:  This segment manufactures and produces carbon fibers, honeycomb and fiber reinforced matrix materials, structural adhesives and specially machined honeycomb details and composite panels that are incorporated into many applications including military and commercial aircraft, wind turbine blades and recreation products;

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  Reinforcements:  This segment manufactures carbon fiber reinforcement fabrics for composites, fiberglass fabrics for printed wiring board substrates, woven fabrics for ballistics protection and other carbon, aramid and glass reinforcement materials that are the foundation of composite materials, parts and structures or are used in other industrial applications; and

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  Structures:  This segment engineers and produces composite parts for structures and interiors of commercial and military aircraft.

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Our general telephone number is 203-969-0666.

Refinancing Transactions

        During the first quarter of 2005, we took a series of actions to refinance substantially all of our long-term debt. We completed the refinancing to reduce interest expense, establish pre-payable senior debt and extend the maturities of our long-term debt. These refinancing actions consisted of:

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  On February 1, 2005, we issued $225.0 million in principal amount of the notes. We used $194.9 million of the net proceeds from this offering to redeem $185.3 million in principal amount of our 9.75% Senior Subordinated Notes due 2009 on March 3, 2005.

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  On March 1, 2005, we entered into a new $350.0 million senior secured credit facility, consisting of a $225.0 million term loan and a $125.0 million revolving loan. The term loan under this credit facility is scheduled to mature on March 1, 2012 and the revolving loan is scheduled to expire on March 1, 2010. Our senior secured credit facility is secured by a pledge of assets that includes, among other things, the receivables, inventory, property, plant and equipment and intellectual property of Hexcel and its material U.S. subsidiaries, and 65%

    of the share capital of Hexcel's Danish subsidiary and first-tier U.K. subsidiary. The new senior secured credit facility replaced our previously existing $115.0 million five-year senior secured revolving credit facility.

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  On March 1, 2005 we used proceeds from a portion of the term loan under our new senior secured credit facility to repurchase all of the outstanding $125.0 million principal amount of our 9.875% Senior Secured Notes due 2008 pursuant to a tender offer and consent solicitation.

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  On March 1, 2005, we called for redemption the remaining $100.0 million principal amount of our 9.75% Senior Subordinated Notes due 2009 and the remaining $19.25 million principal amount of our 7% Convertible Subordinated Debentures due 2011. The redemption price for the 9.75% Senior Subordinated Notes was 103.9% or $103.9 million plus accrued interest. The redemption price for the 7% convertible subordinated debentures was 100% plus accrued interest. The redemptions were completed on March 31, 2005. The redemptions were financed utilizing cash on hand together with advances under the term loan and revolving loan of our new senior secured credit facility.

        As a result of the above actions, we have refinanced all of our long-term debt, except for our capital lease obligations, at interest rates substantially lower than those paid for our previously existing long term debt. We refer to the above transactions as the "refinancing transactions" throughout the prospectus.

Risk Factors

        Investing in the notes involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

Additional Information

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Our general telephone number is 203-969-0666. The address of our website is www.hexcel.com. The information on our website is not part of this prospectus.

RISK FACTORS

        Our business, operations and financial condition are subject to various risks. The most significant risks are described below, and you should take these risks into account in evaluating us or in deciding whether the purchase the notes. This section does not describe all the risks applicable to us, our industry or our business and it is intended only as a summary of the most significant risks.

Risks Related to Our Indebtedness and the Notes

We have substantial debt that could limit our ability to make payments on the notes and reduce the effectiveness of our operations.

        We have substantial debt and debt service requirements. We cannot assure you that we will generate sufficient cash flow from operations, or that we will be able to obtain sufficient funding, to satisfy our debt service obligations, including the payment of interest and principal at final maturity on the notes. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, we had $481.8 million of total debt (of which $225.0 million consisted of the notes and the balance which consisted of other debt). This substantial level of debt has important consequences, including:

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  making it more difficult for us to satisfy our obligations with respect to these notes;

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  placing us at competitive disadvantage compared to our competitors that have less debt;

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  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy and research and development costs;

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  limiting our ability to use operating cash flow for working capital, capital expenditures, debt service requirements, and other areas of our business;

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  increasing our vulnerability to general adverse economic and industry conditions; and

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  limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

        We do not expect to generate sufficient cash flow from operations to repay the notes when they mature. We expect that our ability to repay the notes at their scheduled maturity will be dependent in whole or in part on refinancing all or a portion of the notes before they mature.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Notes."

We may not be able to finance future operations and capital needs because of restrictions contained in our debt agreements.

        The operating and financial restrictions and covenants contained in our senior secured credit facility and that may be contained in any future financing agreements may impair our ability to finance future operations or capital needs. In addition, our senior secured credit facility requires that we maintain compliance with specified financial ratios and we expect that any future financing agreements will include similar provisions. A breach of any of these restrictions or covenants could cause a default under the notes and our other debt. A significant portion of our debt may then become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

We may not be able to pay principal and interest on your notes after payment of our senior debt.

        We may not be able to make payments on the notes after payment of amounts due on our senior debt. Your notes will be subordinate to the prior payment in full of all senior debt. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, we had approximately $256.8 million of senior debt outstanding. Moreover, the indenture permits us to incur additional debt, which may include senior debt. After giving effect to loan covenants under our senior secured credit facility, the maximum amount of additional debt that we could borrow as of December 31, 2004, after giving pro forma effect to the refinancing transactions, was approximately $266.0 million, all of which could be senior debt. Because of the subordination provisions of the notes, in the event of our bankruptcy, our assets would be available to pay obligations under the notes only after all payments had been made on our senior debt. We cannot assure you that sufficient assets will remain after these payments have been made to make any payments on the notes.

        In addition, the occurrence of specified events of default under our senior debt would prohibit us from making any payments on the notes, including payments of interest when due.

Your notes will be subordinated to the liabilities of our subsidiaries and prior payments of these liabilities may prevent us from being able to make payments on the notes.

        As of December 31, 2004, our subsidiaries had approximately $158.0 million of third party liabilities. Because your notes are structurally subordinated to our subsidiaries' liabilities, we must pay these liabilities prior to making payments on your notes. We cannot assure you that adequate assets will remain after these payments. Moreover, these prior payments will generally include the payment of all liabilities of our subsidiaries, even if the particular liabilities do not constitute senior debt. Thus, for example, your claim on our assets in satisfaction of your rights as a note holder will generally be subordinate to the claims of trade creditors of, or creditors holding guarantees issued by, our subsidiaries.

Your notes are not secured by any of our assets. If our bank lenders foreclose on our assets, the proceeds from our remaining assets may be insufficient to make payments on the notes.

        Our bank lenders under our senior secured credit facility have a security interest in our assets. Lenders under any future senior credit facility we may enter into may also have a security interest in our assets. Your claims as a note holder are unsecured. Therefore, our secured lenders will have a claim on our assets prior to any claim you have as a note holder. Accordingly, we cannot assure you that the liquidation value of our remaining assets after a foreclosure by our secured lenders would be adequate to make any payments on your notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our future indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Change of Control."

If an active trading market does not develop for these notes you may not be able to resell them.

        You may find it difficult to sell your notes because there is no existing trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Goldman Sachs has informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the notes could be adversely affected.

        In addition, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of these securities. These disruptions may have an adverse effect on holders of the notes.

Risks Related to Our Business

The industries in which we operate are cyclical, and downturns in them may adversely affect the results of our operations.

        The core industries in which we operate are, to varying degrees, cyclical and have historically experienced downturns. We are currently in an upturn of demand in the commercial aerospace, wind energy, electronics and ballistics industries. However, a downturn in these industries could occur at any time, and in the event of a downturn, we have no way of knowing if, when and to what extent there might be a recovery. Any deterioration in these industries could adversely affect our financial performance and operating results.

        While Boeing and Airbus have indicated that they will increase their production and deliveries of commercial aircraft in 2005, the demand for new commercial aircraft is cyclical and any reduction could result in reduced net sales for our commercial aerospace products and could reduce our profit margins. Approximately 43% of our net sales for the year ended December 31, 2004 were derived from sales to the commercial aerospace industry. Reductions in demand for commercial aircraft or a delay in deliveries could result from many factors, including a terrorist event similar to that which occurred on September 11, 2001 and any subsequent military response, changes in the propensity for the general public to travel by air, the rise in the cost of aviation fuel, consolidation and liquidation of airlines and slower macroeconomic growth.

        In addition, our customers continue to emphasize the need for improved yield in the use of our products and cost reduction throughout the commercial aerospace supply chain. In response to these pressures, we reduced the price of some commercial aerospace products in recent years and are likely to continue to do so in the future. Where possible, we seek to offset or mitigate the impact of such price and cost reductions by productivity improvements and reductions in the costs of the materials and services we procure.

A significant decline in business with Boeing, EADS or other significant customers could materially impair our business, operating results, prospects and financial condition.

        Approximately 19% and 23% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were made to Boeing and its related subcontractors. Approximately 21% and 20% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were made to European Aeronautic Defence and Space Company ("EADS"), including Airbus and related subcontractors. Accordingly, the loss of, or significant reduction in purchases by, either of these customers or other significant customers could materially impair our operating results and weaken our financial condition.

Reductions in space and defense spending could result in a decline in our net sales.

        The growth in military aircraft production that has occurred in recent years may not be sustained, production may not continue to grow and the increased demand for replacement helicopter blades as a result of the military activities in Afghanistan and Iraq may not be sustained. The production of military aircraft depends upon U.S. and European defense budgets and the related demand for defense and related equipment. As evidenced by recently announced cuts in the U.S. defense budget, these defense budgets may decline, and sales of products used in defense and related equipment by U.S. and foreign governments may not continue at expected levels. Approximately 18% and 20% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were derived from space and defense industries. The space and defense industries are largely dependent upon government defense budgets, particularly the U.S. defense budget.

A decrease in supply or increase in cost of our raw materials could result in a material decline in our profitability.

        Because we purchase large volumes of raw materials, such as epoxy and phenolic resins, aluminum foil, carbon fiber, fiberglass yarn and aramid paper and fiber, any restrictions on the supply or the increase in the cost of our raw materials could significantly reduce our profit margins. Efforts to mitigate restrictions on the supply or price increases of our raw materials by long term purchase agreements, productivity improvements or by passing cost increases to our customers may not be successful. Our profitability depends largely on the price and continuity of supply of these raw materials, which are supplied by a limited number of sources. With increased demand for carbon fiber and constrained supply, we are making capital expenditures in 2005 to increase output from our own manufacturing capacity this year. In addition, we have announced plans to invest approximately $80 million in additional carbon fiber manufacturing capacity to increase our output by approximately 40% by 2007. Nevertheless, constrained industry wide supply is currently restricting the availability of carbon fiber particularly for recreational and industrial applications. In addition, qualification to use raw materials in some of our products limits the extent to which we are able to substitute alternative materials for these products. Our ability to pass on these costs to our customers is, to a large extent, dependent on the terms of our contracts with our customers and industry conditions, including the extent to which our customers would switch to alternative materials we do not produce in the event of an increase in the prices of our products.

Our substantial international operations are subject to uncertainties which could affect our operating results.

        We believe that revenue from sales outside the U.S. will continue to account for a material portion of our total revenue for the foreseeable future. Additionally, we have invested significant resources in our international operations and we intend to continue to make such investments in the future. Our international operations are subject to numerous risks, including:

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  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

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  foreign customers may have longer payment cycles than customers in the U.S.;

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  compliance with U.S. Department of Commerce export controls;

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  tax rates in some foreign countries may exceed those of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or not be favorable to our growth strategy;

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  foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

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  the potential difficulty in enforcing intellectual property rights in some foreign countries.

        Any one of the above could adversely affect our financial condition and results of operations.

        In addition, fluctuations in currency exchange rates may influence the profitability and cash flows of our business. For example, our European operations sell some of the products they produce in U.S. dollars, yet the labor and overhead costs incurred in the manufacture of those products is denominated in Euros or British Pounds Sterling. As a result, the local currency margins of goods manufactured with costs denominated in local currency, yet sold in U.S. dollars, will vary with fluctuations in currency exchange rates, reducing when the U.S. dollar weakens against the Euro and British pound. In addition, the reported U.S. dollar value of the local currency financial statements of our foreign subsidiaries will vary with fluctuations in currency exchange rates. While we enter into currency exchange rate hedges from time to time to mitigate these types of fluctuations, we cannot remove all fluctuations or hedge all exposures and our earnings are impacted by changes in currency exchange rates.

        During the past several years, some countries in which we operate or plan to operate have been characterized by varying degrees of inflation and uneven growth rates. We currently do not have political risk insurance in the countries in which we conduct business. While we carefully consider these risks when evaluating our international operations, we cannot assure you that we will not be materially adversely affected as a result of such risks.

We could be adversely affected by environmental and safety requirements.

        Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of regulated materials and wastes. As a result, we are subject to various federal, state, regional, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety. These requirements govern, among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and remediation of contaminated sites. We have made, and will continue to make, capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently and could become more stringent in the future.

        We have been named as a "potentially responsible party" under the federal Superfund law or similar state laws at several sites requiring clean up. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault. Under certain circumstances, liability may be joint and several, resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. In connection with our Lodi, New Jersey facility, we, along with the approximately 60 other companies, have been directed by state and federal regulatory authorities to contribute to the assessment and restoration of a stretch of the Passaic River, a project currently estimated to cost $1 billion. Although we are vigorously contesting our involvement with this project on scientific and legal grounds, we may ultimately be required to assume a share of the liability. We have also incurred and likely will continue to incur expenses to investigate and clean up several existing and former company-owned or leased properties.

        We have incurred substantial expenses for our work at these sites over a number of years, and these costs, for which we believe we have adequate reserves, will continue for the foreseeable future. The ongoing operation of our manufacturing plants also entails environmental risks and we may incur material costs or liabilities in the future which could adversely affect us. In addition, we may be required to comply with environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

        Although most of our properties have been the subject of environmental site assessments, there can be no assurance that all potential instances of soil and groundwater contamination have been identified, even at those sites where assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions may be material. See the section entitled "Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2004.

The interests of our significant stockholders may be different than your interests.

        As of March 31, 2005, investment entities controlled by The Goldman Sachs Group, Inc. (the "Goldman Sachs Investors") owned approximately 24% of our outstanding voting securities and affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC (the "Berkshire/Greenbriar Investors") owned approximately 20% of our outstanding voting securities. Under our governance agreement with the Goldman Sachs Investors, the Goldman Sachs Investors are entitled to designate up to three nominees for election to our ten-member Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. Under the stockholders agreement with the Berkshire/Greenbriar Investors, the Berkshire/Greenbriar Investors are entitled to designate up to two nominees for election to our Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. In addition, the governance agreement and the stockholders agreement each provide that our Board of Directors will not authorize specified types of significant transactions without the approval of the directors nominated by each of the respective investors. The interests of these investors may be different than your interests.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2000, 2001, 2002, 2003 and 2004.

	For the Year Ended December 31,
(in millions)
	2000	2001	2002	2003	2004
Income (Loss) before Income Taxes and Equity in Earnings (Losses)	$75.0	$(383.7)	$7.7	$3.8	$38.9
Interest Expense, Including Amortization of Debt Issuance Costs	68.7	64.8	62.8	53.6	47.7
Interest Portion of Rentals (1)	2.3	1.8	1.3	1.7	2.4

Earnings Before Provision for Taxes and Fixed Charges	$146.0	$(317.1)	$71.8	$59.1	$89.0

Interest Expense, Including Amortization of Debt Issuance Costs	$68.7	$64.8	$62.8	$53.6	$47.7
Interest Portion of Rentals(1)	2.3	1.8	1.3	1.7	2.4

Total Fixed Charges	$71.0	$66.6	$64.1	$55.3	$50.1

Ratio of Earnings to Fixed Charges(2)	2.1	N/A	1.1	1.1	1.8

(1)
Calculated as one third of rentals, which is a reasonable approximation of the interest factor.

(2)
Earnings are inadequate to cover fixed charges for 2001. The deficiency in earnings for the year ended December 31, 2001 is $(383.7) million.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Goldman Sachs and its broker-dealer subsidiaries in market-making transactions. We will not receive any of the proceeds from such transactions.

DESCRIPTION OF NOTES

        The notes are issued under an indenture between us and The Bank of New York, as trustee. The terms of the notes include those in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. This description of notes contains definitions of terms, including those defined under the caption "Definitions of Terms Used in the Indenture." These definitions are necessary to understand this section of the prospectus. In this section, "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries. References to "refinancing transactions" in this description of notes refers to the refinancing transactions we completed in the first quarter of 2005 and which are more fully described in "Summary—Refinancing Transactions."

        The following description is only a summary of the material terms of the indenture. We urge you to read the indenture because it, and not this summary description, defines your rights as holders of the notes. You may request copies of these agreements at our address set forth under "Available Information." We have also filed a copy of the indenture as an exhibit to our Current Report on Form 8-K filed on February 4, 2005.

Brief Description of the Notes

        These notes:

  •
  are unsecured senior subordinated obligations of Hexcel;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of Hexcel; and

  •
  are senior in right of payment to any future Subordinated Obligations of Hexcel.

Principal, Maturity and Interest

        The notes are issued initially with a maximum aggregate principal amount of $225.0 million. The notes are issued in denominations of $2,000 and any integral multiple of $1,000. The notes will mature on February 1, 2015. We may issue additional notes (the "Additional Notes") from time to time under the indenture. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of Notes," references to the notes include any Additional Notes actually issued.

        Interest on the notes will accrue at the rate of 6.75% per annum. Interest will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2005. Hexcel will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option before February 1, 2010.

        On and after February 1, 2010 we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice. We will be entitled to redeem the notes at the redemption prices set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on February 1 in the years indicated below:

Year	Percentage of Principal Amount
2010	103.375%
2011	102.250
2012	101.125
2013 and thereafter	100.000

        In addition, before February 1, 2008, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) with the net cash proceeds from one or more Public Equity Offerings; provided that:

  •
  at least 65% of the original aggregate principal amount of notes (which includes Additional Notes, if any) other than notes held by Hexcel or its Affiliates, remains outstanding immediately after the redemption, and

  •
  the redemption occurs within 120 days after the date of the related Public Equity Offering.

        If we exercise this option, we will pay a redemption price of 106.750% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

Selection and Notice of Redemption

        If we redeem less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by another method as the trustee will deem to be fair and appropriate.

        We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

        As of December 31, 2004, after giving pro forma effect to the refinancing transactions, Hexcel had Senior Indebtedness of approximately $256.8 million. The indenture limits the amount of additional Indebtedness that Hexcel may incur. However, under specified circumstances the amount of the Indebtedness could be substantial. In any case, the Indebtedness may be Senior Indebtedness. As of December 31, 2004, the amount of additional Indebtedness that Hexcel could incur under the indenture, after giving pro forma effect to the refinancing transactions, was approximately $618.0 million. After giving effect to loan covenants under the senior credit facility, the maximum amount of additional Indebtedness that Hexcel could incur as of December 31, 2004, after giving pro forma effect to the refinancing transactions, was approximately $266.0 million, all of which could be Senior Indebtedness.

Liabilities of Subsidiaries versus Notes

        A portion of Hexcel's operations is conducted through its subsidiaries. Claims of creditors of these subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of Hexcel, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors and preferred stockholders, if any, of subsidiaries of Hexcel.

        At December 31, 2004, the total third party liabilities of our subsidiaries were approximately $158.0 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not limit the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Covenants—Limitation on Indebtedness."

Other Senior Subordinated Indebtedness versus Notes

        Under the indenture, only Senior Indebtedness of Hexcel will rank senior to the notes. The notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Hexcel. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, Hexcel's only senior subordinated indebtedness consisted of the notes.

        We have agreed in the indenture that we will not Incur any Indebtedness that is contractually subordinate in right of payment to our Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated to Secured Indebtedness merely because it is unsecured. In addition, under the indenture, Secured Indebtedness which does not have a first priority security interest in collateral is not treated as subordinated to Secured Indebtedness with a first priority security interest in such collateral merely because it does not have a first priority security interest.

Payment of Notes

        We are not permitted to pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not purchase, redeem or otherwise retire any notes if:

  (1)
  any Designated Senior Indebtedness is not paid when due; or

  (2)
  any other default on Designated Senior Indebtedness occurs and its maturity is accelerated;

        unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of these provisions, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the representative of any Designated Senior Indebtedness.

        During the continuance of any default, other than a default described in clause (1) or (2) above, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we are not permitted to pay the notes for a "Payment Blockage Period." The Payment Blockage Period commences upon the receipt by the trustee of a "Blockage Notice" of the default from the holders of the Designated Senior Indebtedness and ends 179 days later. The Payment Blockage Period will end earlier if it is terminated:

  •
  by written notice to the trustee and us from the person who gave the Blockage Notice;

  •
  because the default giving rise to the Blockage Notice is cured, waived or otherwise no longer continuing; or

  •
  because the Designated Senior Indebtedness has been discharged or repaid in full.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, except that if any Blockage Notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness, other than holders of the Bank Indebtedness, a representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any

Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

        Upon any payment or distribution of the assets of Hexcel upon a liquidation, dissolution or reorganization of Hexcel or its property:

  •
  the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the notes are entitled to receive any payment;

  •
  until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that holders of notes may receive shares of stock and any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the notes; and

  •
  if a distribution is made to holders of the notes that should not have been made to them, the holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

        If payment of the notes is accelerated because of an Event of Default, Hexcel or the trustee shall promptly notify the holders of Designated Senior Indebtedness of the acceleration.

        In the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more than the holders of the notes. Creditors of ours who are not holders of Senior Indebtedness may recover less than holders of Senior Indebtedness and may recover more than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money held in trust by the trustee for the payment of principal of and interest on the notes. See "Defeasance."

Book-Entry, Delivery and Form

        The notes are issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 (the "Global Notes").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  •
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        Subject to certain conditions, the notes represented by the Global Notes are exchangeable for certificated notes ("Certificated Notes") in definitive form of like tenor in denominations of $2,000 and integral multiples thereof if:

  (1)
  the depository notifies us that it is unwilling or unable to continue as depository for the Global Notes and we are unable to locate a qualified successor within 90 days or if at any time the depository ceases to be a clearing agency registered under the Exchange Act;

  (2)
  we, in our discretion at any time, determine not to have all the notes represented by the Global Notes; or

  (3)
  a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

        Any note that is exchangeable as above is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the depository or its nominee.

Same-Day Payment

        The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Change of Control

        Upon the occurrence of a "Change of Control," each holder may require us to purchase its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The following are "Change of Control" events:

  (1)
  any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether or not such right is exercisable immediately) of more than 50% of the total voting power of voting stock of Hexcel;

  (2)
  during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Hexcel was approved under the Governance Agreement or Stockholders Agreement or by a vote of 66 2/3% of the directors of Hexcel then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office; or

  (3)
  the merger or consolidation of Hexcel with or into another person or the merger of another person with Hexcel, or the sale of all or substantially all the assets of Hexcel to another person, and in the case of any such merger or consolidation, the securities of Hexcel that are outstanding immediately prior to the transaction and that represent 100% of the aggregate voting power of the voting stock of Hexcel are changed into or exchanged for cash, securities or property, unless pursuant to the transaction, the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee;

provided, however, that a Change of Control shall not be deemed to occur unless and until the publicly announced rating of the notes by either Rating Agency shall, within 90 days after the date of occurrence of the event, be less than the rating of the notes by that Rating Agency on the date which is 90 days before the date of the occurrence of that event; provided further, however, if the notes have an investment grade rating by both Rating Agencies on the date which is 90 days before the date of occurrence of that event, a Change of Control shall be deemed not to occur following that event unless and until the publicly announced rating of the notes by either Rating Agency shall be less than investment grade rating within 90 days after the date of the occurrence of that event. In each case the 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency.

        Within 30 days after any Change of Control, we will mail a notice to each holder of notes, a "Change of Control Offer," stating:

  (1)
  that a Change of Control has occurred and that the holder has the right to require us to purchase its notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase;

  (2)
  the circumstances and relevant facts regarding the Change of Control, including a statement of pro forma historical income, cash flow and capitalization after giving effect to the Change of Control;

  (3)
  the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

  (4)
  the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

        We will comply with the requirements of the securities laws in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the Change of Control covenant.

        The Change of Control purchase feature of the notes may make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the initial purchasers. It is not the result of our knowledge of any specific effort to accumulate common stock of Hexcel or to obtain control of Hexcel or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

        Subject to the limitations discussed below, we could enter into transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption "Covenants—Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in this covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        Our senior credit facility restricts us in purchasing any notes and also provides that the occurrence of specified Change of Control events constitute a default under the senior credit facility. Future indebtedness may contain similar provisions, which may be more or less restrictive than those in our senior credit facility. In the event a Change of Control occurs when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require us to repurchase the Indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to purchase the notes could cause a default under the Indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        Our obligation to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Covenants

Limitation on Indebtedness

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Hexcel and its Restricted Subsidiaries may Incur Indebtedness if, on the date of the Incurrence and after giving effect to the Incurrence on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        (b)   Notwithstanding paragraph (a) above, Hexcel and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

    (1)
    Indebtedness Incurred by Hexcel or any Restricted Subsidiary under the Credit Agreement; provided, however, that, after giving effect to the Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (A) the greater of (x) $425.0 million or (y) the sum of (i) 85% of accounts receivable, net, (ii) 85% of inventory, net, and (iii) 50% of property, plants and equipment, in each case of Hexcel and its Restricted Subsidiaries as reflected on the consolidated balance sheet of Hexcel and its Restricted Subsidiaries as of the most recently ended fiscal quarter period, less (B) the sum of all principal payments on such Indebtedness made under paragraph (a)(3)(A) of the covenant described under the caption "Limitation on Asset Dispositions";

    (2)
    Indebtedness Incurred by Foreign Subsidiaries to finance the working capital requirements of Foreign Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness, when added together with the amount of Indebtedness Incurred by all Foreign Subsidiaries under this clause (2) and then outstanding, does not exceed the sum of 50% of the book value of the consolidated inventories of all Foreign Subsidiaries and 80% of the consolidated accounts receivable of all Foreign Subsidiaries;

    (3)
    Indebtedness owed to and held by Hexcel or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any capital stock which results in the Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness, other than to Hexcel or a Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if Hexcel is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the notes;

    (4)
    the notes, other than any Additional Notes, and the exchange notes;

    (5)
    Indebtedness, other than the Indebtedness described in clauses (1), (2), (3) or (4) above, outstanding on the Issue Date;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (4) or (5) or this clause (6);

    (7)
    hedging obligations directly related to Indebtedness permitted to be Incurred by Hexcel and Restricted Subsidiaries under the indenture or, in the case of a currency exchange protection agreement, reasonably related to the ordinary course of business of Hexcel and its Restricted Subsidiaries;

    (8)
    Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by Hexcel or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by Hexcel or its Restricted Subsidiaries to refinance such Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred under this clause (8) and then outstanding, does not exceed the greater of (A) $30.0 million and (B) 5.0% of Consolidated Tangible Assets;

    (9)
    the guarantee by Hexcel or any of its Restricted Subsidiaries of Indebtedness of Hexcel or a Restricted Subsidiary that was permitted to be incurred by another provision of this section entitled "Limitation on Indebtedness;"

    (10)
    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of Hexcel and its Restricted Subsidiaries;

    (11)
    the incurrence by Hexcel or any of its Restricted Subsidiaries of Indebtedness consisting of provisions providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with the disposition by Hexcel or any of its Restricted Subsidiaries of any business, assets or capital stock of a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds consisting of Cash Equivalents or Qualified Proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Hexcel and its Restricted Subsidiaries in connection with such disposition; and

    (12)
    Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Hexcel and Restricted Subsidiaries outstanding on the date of the Incurrence, other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a), does not exceed $50.0 million.

        (c)   Notwithstanding the above provisions, Hexcel will not Incur any Indebtedness under paragraph (b) above, if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Obligations (other than Hexcel's 7% Convertible Debentures due 2011 outstanding on the Issue Date), unless the Indebtedness will be subordinated to the notes to at least the same extent as the Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant:

    (1)
    in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Hexcel, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses; and

    (2)
    an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

        (e)   Notwithstanding paragraphs (a) and (b) above, Hexcel will not Incur:

    (1)
    any Indebtedness if that Indebtedness is contractually subordinate in right of payment to any Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness; or

    (2)
    any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

        (f)    In determining amounts of Indebtedness outstanding under the Limitation on Indebtedness covenant and to avoid duplication, indebtedness of a person resulting from the grant by that person of security interests with respect to, or from the issuance by that person of guarantees of, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by that person under the indenture, or Indebtedness which that person is otherwise permitted to Incur under the indenture, shall not be deemed to be a separate Incurrence of Indebtedness by that person.

        (g)   Indebtedness of any person which is outstanding at the time that person becomes a Restricted Subsidiary, including upon designation of any subsidiary or other person as a Restricted Subsidiary, or is merged with or into or consolidated with Hexcel or a Restricted Subsidiary shall be deemed to have been Incurred at the time that person becomes a Restricted Subsidiary or merged with or into or consolidated with Hexcel or a Restricted Subsidiary, as applicable.

Limitation on Restricted Payments

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Hexcel or any Restricted Subsidiary makes a Restricted Payment:

  (1)
  a Default shall have occurred and be continuing, or would result from the Restricted Payment;

  (2)
  Hexcel is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "Limitation on Indebtedness"; or

  (3)
  the aggregate amount of the Restricted Payment and all other Restricted Payments made since the Issue Date would exceed the sum of, without duplication:

  (A)
  50% of the Consolidated Net Income accrued during the period, which will be treated as one accounting period, from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days before the date of the Restricted Payment, or, in case the Consolidated Net Income is a deficit, less 100% of that deficit; plus

  (B)
  100% of the aggregate Net Cash Proceeds received by Hexcel from the issuance or sale of its capital stock (including, without limitation, any Net Cash Proceeds received upon the exercise of any option or other equity award with respect to its capital stock granted pursuant to an employee or director benefit plan of Hexcel), other than capital stock within the meaning of "Disqualified Stock," subsequent to the Issue Date and on or before the date of the Restricted Payment, other than an issuance or sale to a subsidiary of Hexcel or an issuance or sale to an employee stock ownership plan or to a trust established by Hexcel or any of its subsidiaries for the benefit of their employees; plus

  (C)
  the amount by which the Indebtedness of Hexcel is reduced on Hexcel's balance sheet upon the conversion or exchange, other than by a subsidiary of Hexcel, subsequent to the Issue Date and on or before the date of the Restricted Payment of any Indebtedness of Hexcel convertible or exchangeable for capital stock, other than Disqualified Stock, of Hexcel, less the amount of any cash, or the fair value of any other property, distributed by Hexcel upon the conversion or exchange; plus

    (D)
    an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Hexcel or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion, proportionate to Hexcel's equity interest in the subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made and treated as a Restricted Payment by Hexcel or any Restricted Subsidiary in the Unrestricted Subsidiary.

        (b)   The preceding provisions will not prohibit:

  (1)
  any acquisition of any capital stock of Hexcel made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

  (A)
  the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and

  (B)
  the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

  (A)
  the purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and

  (B)
  the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

  (3)
  any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Hexcel which is permitted to be Incurred under the covenant described under the caption "Limitation on Indebtedness"; provided, however, that the Indebtedness

  (A)
  shall have a stated maturity later than the stated maturity of the notes and

  (B)
  shall have an Average Life greater than the remaining Average Life of the notes;

    provided further, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (4)
  any purchase or redemption of Subordinated Obligations from Net Available Cash after application according to clauses (A), (B) and (C) of paragraph (a)(3) of the covenant described under the caption "Limitation on Asset Dispositions"; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; provided, however, that at the time of payment of the dividend, no other Default shall have occurred and be continuing, or result therefrom; provided further, however, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

  (6)
  so long as no Default shall have occurred and be continuing, or result therefrom, Investments in Joint Ventures or other persons engaged in a Related Business in an aggregate amount which, when added together with the amount of all other Investments made according to this clause (6) which at the time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed the greater of (A) $60.0 million and (B) 10% of Consolidated Tangible Assets; provided, however, that the amount of the Investments shall be excluded in the calculation of Restricted Payments;

  (7)
  so long as no Default shall have occurred and be continuing, or result therefrom, (A) payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of Hexcel, including any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Hexcel, restricted stock, options on any of these shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any of these persons under the terms of the Plan or agreement under which the shares or related rights were issued or acquired and (B) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof or required tax withholding with respect to the exercise of stock options or the lapsing of restrictions on restricted stock; provided, however, that the amount of any of these payments, repurchases or withholding shall be excluded in the calculation of Restricted Payments;

  (8)
  so long as no Default shall have occurred and be continuing, or result therefrom, any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations were issued, but only if Hexcel has first complied with all its obligations under the provisions described under the caption "Change of Control"; provided, however, that the amount of the purchase or defeasance shall be excluded in the calculation of Restricted Payments;

  (9)
  so long as no Default shall have occurred and be continuing, or result therefrom, the repurchase, redemption or defeasance by Hexcel of its 7% Convertible Debentures due 2011 outstanding on the Issue Date; provided, however, that any repurchase, redemption or defeasance shall be excluded in the calculation of Restricted Payments;

  (10)
  the declaration and payment of regularly scheduled or accrued dividends or distributions on shares of Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date or on any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued after the Issue Date in accordance with the Consolidated Coverage Ratio test described in the section above entitled "Limitation on Indebtedness;" provided, however, that any declaration and payment shall be excluded in the calculation of Restricted Payments;

  (11)
  so long as no Default shall have occurred and be continuing or result therefrom, payments to holders of its capital stock in lieu of issuance of fractional shares of its capital stock;

    provided, however, that the amount of any payments shall be excluded in the calculation of Restricted Payments;

  (12)
  repurchases of shares of Hexcel's common stock and repurchases of shares of Hexcel's series A convertible preferred stock or series B convertible preferred stock, but only if on the date of any such repurchase, and after giving pro forma effect thereto, the Consolidated Leverage Ratio is less than 2.5 to 1.0; provided, however, that the amount of any such repurchases shall be included in the calculation of Restricted Payments; or

  (13)
  so long as no Default shall have occurred and be continuing, or result therefrom, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under this clause (13) which at that time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $50.0 million; provided, however, that the amount of the Restricted Payments shall be included in the calculation of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        Hexcel will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its capital stock to Hexcel or a Restricted Subsidiary or pay any Indebtedness owed to Hexcel,

  (b)
  make any loans or advances to Hexcel or any Restricted Subsidiary, or

  (c)
  transfer any of its property or assets to Hexcel or any Restricted Subsidiary (clauses (a), (b) and (c), collectively "Payment Restrictions").

        However, the preceding restrictions will not apply to:

  (1)
  any Payment Restriction existing under or by reason of the Credit Agreement, the indenture, Refinancing Indebtedness in respect of the notes and any agreement in effect at or entered into on the Issue Date;

  (2)
  any Payment Restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by Hexcel, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to complete, the transaction or series of related transactions as a result of which the Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, Hexcel, and outstanding on that date;

  (3)
  any Payment Restriction under an agreement effecting a refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the Payment Restrictions with respect to the Restricted Subsidiary contained in the refinancing agreement or amendment are no less favorable to the holders of the notes than those with respect to the Restricted Subsidiary contained in the predecessor agreements;

  (4)
  any Payment Restriction consisting of customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practice;

  (5)
  any Payment Restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) above;

  (7)
  liens securing Indebtedness otherwise permitted to be Incurred under the provisions of the covenant described above under the caption "Limitation on Indebtedness" that limit the right of the debtor to dispose of the assets subject to such liens;

  (8)
  any encumbrance or restriction contained in the governing documents of any Joint Venture;

  (9)
  any Payment Restriction arising under applicable law;

  (10)
  provisions with respect to the disposition or distribution of assets or property in Joint Venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Asset Dispositions

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1)
    Hexcel or a Restricted Subsidiary receives consideration at least equal to the fair market value of the shares and assets subject to the Asset Disposition;

    (2)
    at least 75% of the consideration for the Asset Disposition received by Hexcel or the Restricted Subsidiary is in the form of cash; and

    (3)
    an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by Hexcel or the Restricted Subsidiary, as the case may be: (A) first, to the extent Hexcel or the Restricted Subsidiary elects or is required by the terms of any Senior Indebtedness or Indebtedness of the Restricted Subsidiary, to prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any Disqualified Stock, of a Restricted Subsidiary, in each case other than Indebtedness owed to Hexcel or an Affiliate of Hexcel, within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (B) second, to the extent Hexcel or the Restricted Subsidiary elects, to acquire Additional Assets or to make a capital expenditure within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (C) third, to make an offer to the holders of the notes, and to holders of other Senior Subordinated Indebtedness designated by Hexcel, to purchase notes, and the other Senior Subordinated Indebtedness, according to the indenture; and (D) fourth, to the extent of the balance of the Net Available Cash after application according to clauses (A), (B) and (C), for any purpose not prohibited by the terms of the indenture.

        Notwithstanding the above provisions of this paragraph, Hexcel and the Restricted Subsidiaries will not be required to apply any Net Available Cash according to the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied according to the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash under this covenant, the Net Available Cash will be invested in Temporary Cash Investments.

        For the purposes of the covenant described under this caption, the following shall be deemed to be cash:

  (x)
  the assumption of Indebtedness of Hexcel or any Restricted Subsidiary and the release of Hexcel or the Restricted Subsidiary from all liability with respect to the Indebtedness in connection with the Asset Disposition, provided, however, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash"; and

  (y)
  securities received by Hexcel or any Restricted Subsidiary from the transferee that are promptly converted by Hexcel or the Restricted Subsidiary into cash.

        (b)   In the event of an Asset Disposition that requires the purchase of the notes and other Senior Subordinated Indebtedness, we will purchase notes tendered and other Senior Subordinated Indebtedness at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest, or, in respect of the Senior Subordinated Indebtedness, the lesser price, if any, as may be provided for by the terms of the Senior Subordinated Indebtedness according to the procedures set forth in the indenture. If the aggregate purchase price of notes and any other Senior Subordinated Indebtedness tendered is less than the Net Available Cash, we will be entitled to apply the remaining Net Available Cash according to clause (a)(3)(D) above. We will not be required to make the offer to purchase notes and other Senior Subordinated Indebtedness if the Net Available Cash available for the offer, after application of Net Available Cash according to clauses (A) and (B) of paragraph (a) above, is less than $10.0 million. The lesser amount shall be carried forward to determine whether the offer is required for any subsequent Asset Disposition.

        (c)   Hexcel will comply with the requirements of the securities laws in connection with the purchase of the notes under this covenant. To the extent that the provisions of any securities laws conflict with provisions of this covenant, Hexcel will comply with the applicable securities laws and shall not be deemed to have breached its obligations under this covenant.

Limitation on Affiliate Transactions

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any "Affiliate Transaction," including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any Affiliate of Hexcel unless:

    (1)
    the Affiliate Transaction is made in good faith and on terms which are fair and reasonable to Hexcel or the Restricted Subsidiary, as the case may be;

    (2)
    if the Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Hexcel disinterested with respect to the Affiliate Transaction have determined in good faith that the terms are fair and reasonable; and

    (3)
    if the Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm or an accounting firm to the effect that the Affiliate Transaction is fair, from a financial standpoint, to Hexcel and its Restricted Subsidiaries or is not less favorable to Hexcel and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arms-length transaction with a person who was not an Affiliate.

        (b)   The provisions of paragraph (a), above, shall not prohibit:

    (1)
    any Permitted Investment and any Restricted Payment permitted to be paid under the covenant described under the caption "Limitation on Restricted Payments";

    (2)
    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options, stock ownership plans and officer or director indemnification agreements approved by the Board of Directors;

    (3)
    the payment of reasonable fees to directors of Hexcel and its Restricted Subsidiaries;

    (4)
    transactions between Hexcel or a Restricted Subsidiary and one or more Restricted Subsidiaries; provided, however, that no Affiliate of Hexcel, other than another Restricted Subsidiary, owns, directly or indirectly, any capital stock in any of the Restricted Subsidiaries;

    (5)
    transactions in the ordinary course of business, including loans, expense advances and reimbursements, between Hexcel or any of its Restricted Subsidiaries, on the one hand, and any employee of Hexcel or any of its Restricted Subsidiaries, on the other hand;

    (6)
    transactions with Affiliates entered into in the ordinary course of business of Hexcel or its Restricted Subsidiaries, on terms which are, in the opinion of Hexcel's management or the Board of Directors, fair and reasonable to Hexcel or its Restricted Subsidiaries;

    (7)
    the granting and performance of registration rights for shares of capital stock of Hexcel under a written registration rights agreement approved by a majority of directors of Hexcel that are disinterested with respect to the transactions;

    (8)
    transactions with Affiliates solely in their capacity as holders of Indebtedness or capital stock of Hexcel or any of its subsidiaries, so long as Indebtedness or capital stock of the same class is also held by persons that are not Affiliates of Hexcel and these Affiliates are treated no more favorably than holders of the Indebtedness or the capital stock generally;

    (9)
    transactions pursuant to the Governance Agreement or the Stockholders Agreement, and any amendments to the Governance Agreement or Stockholders Agreement, as applicable, that are not adverse to the interests of the holders of the notes and which are approved by a majority of the directors of Hexcel disinterested with respect to the amendment;

    (10)
    transactions with Affiliates acting as an underwriter, initial purchaser, placement agent or in a similar capacity in connection with an offering or private placement by Hexcel of equity securities or debt securities;

    (11)
    any commercial banking, commercial lending, investment banking, brokerage, securities trading, market-making, money management, financial advisory or other similar transaction, including the payment of customary fees with respect thereto, with an Affiliate of The Goldman Sachs Group, Inc. that is approved by a majority of the directors of Hexcel disinterested with respect to such transaction; and

    (12)
    any transaction between Hexcel or any Restricted Subsidiaries and any of the Existing Joint Ventures under agreements in effect on the Issue Date.

Merger and Consolidation

        Hexcel will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other person, unless:

  (1)
  the successor company shall be a person organized and existing under the laws of the United States of America, any U.S. State or the District of Columbia, and the successor company, if other than Hexcel, shall expressly assume, by a supplemental indenture all the obligations of Hexcel under the notes and the indenture;

  (2)
  immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any Restricted Subsidiary as a result of the transaction as having been Incurred by the successor company or the Restricted Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "Limitation on Indebtedness"; and

  (4)
  Hexcel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

        Nothing contained in the preceding paragraphs shall prohibit any wholly owned subsidiary from merging with or into Hexcel, or any sale, assignment, transfer, conveyance or other disposition of assets between or among Hexcel and any Restricted Subsidiary.

        The successor company will succeed to, and be substituted for Hexcel under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

Limitation on Business Activities

        Hexcel will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by Hexcel and its Restricted Subsidiaries on the Issue Date and businesses which are reasonably related, ancillary or complementary thereto.

SEC Reports

        Hexcel will file with the SEC and provide the trustee and the holders of the notes with the annual reports and the applicable information, documents and other reports as are specified in the Exchange Act.

        In addition Hexcel will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. Hexcel will make this information available to securities analysts and prospective investors upon request.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  a default in payment when due of the principal of any note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  the failure by Hexcel to comply with its obligations described under the caption "Covenants—Merger and Consolidation" above;

  (4)
  the failure by Hexcel to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "Change of Control," other than a failure to purchase notes, or under the captions "Covenants—Limitations on Indebtedness," "Covenants—Limitation on Restricted Payments," "Covenants—Limitation on Restrictions

    on Distributions from Restricted Subsidiaries," "Covenants—Limitation on Asset Dispositions," other than a failure to purchase notes, "Covenants—Limitation on Affiliate Transactions," "Covenants—Limitation on Business Activities" or "SEC Reports";

  (5)
  the failure by Hexcel to comply for 60 days after notice with any of the other agreements contained in the indenture;

  (6)
  Indebtedness of Hexcel or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default and the total amount of Indebtedness unpaid or accelerated exceeds $15.0 million;

  (7)
  events of bankruptcy, insolvency or reorganization of Hexcel or a Significant Subsidiary; or

  (8)
  any final judgment or decree for the payment of money in excess of $15.0 million is entered against Hexcel or a Significant Subsidiary by a court of competent jurisdiction, remains outstanding for a period of 60 days following the final judgment or decree and is not discharged, waived or stayed within 10 days after notice to Hexcel.

        However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Hexcel of the default and Hexcel does not cure the default within the time specified after receipt of the notice.

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Hexcel occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

        In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  the holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with the request within 60 days; and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

        The holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

        The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Hexcel is required to deliver to the trustee, after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Hexcel also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event which would constitute a Default, its status and what action Hexcel is taking or proposes to take in respect to the event.

Amendments and Waivers

        Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. This may include consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of holders of 75% or more in principal amount of the notes then outstanding, Hexcel may not, with respect to any notes held by a non-consenting holder, make any change to the subordination provisions of the indenture that would adversely affect holders of the notes.

        In addition, without the consent of each holder affected, an amendment or waiver may not:

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or extend the stated maturity of any note;

  (4)
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption";

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates for payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes; or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Hexcel and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of Certificated Notes, provided, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

  (3)
  to provide for the assumption by a successor corporation of the obligations of Hexcel under the indenture;

  (4)
  to add guarantees with respect to the notes or to secure the notes;

  (5)
  to add to the covenants of Hexcel for the benefit of the holders of the notes or to surrender any right or power conferred upon Hexcel;

  (6)
  to make any change that does not adversely affect the rights under the indenture of any holder; or

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness consent to the change.

        The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, Hexcel is required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        Hexcel may terminate at any time all its obligations under the notes and the indenture, except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This type of termination is referred to as legal defeasance.

        In addition, Hexcel may terminate at any time its obligations described under the caption "Change of Control" and under the covenants described under the caption "Covenants", other than the covenant described under the caption "Covenants—Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under the caption "Defaults" above and the limitations contained in clause (3) of the covenant described under the caption "Covenants—Merger and Consolidation" above. This type of termination is referred to as covenant defeasance.

        Hexcel may exercise its legal defeasance option regardless of its prior exercise of its covenant defeasance option. If Hexcel exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If Hexcel exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (6), (7), with respect only to Significant Subsidiaries, or (8) under the caption "Defaults" above or because of the failure of Hexcel to comply with clause (3) of the covenant described under the caption "Covenants; Merger and Consolidation" above.

        In order to exercise either legal defeasance or covenant defeasance, Hexcel must irrevocably deposit in a defeasance trust money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity. Hexcel must also comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

Concerning the Trustee

        The Bank of New York is the trustee under the indenture and has been appointed by Hexcel as registrar and paying agent for the notes.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place for exercising any remedy available to the trustee, subject to various exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions of Terms Used in the Indenture

        The following defined terms are used in the indenture and are included in this prospectus because they are necessary to understand the description of the notes contained in this prospectus.

        "Additional Assets" means any:

  (1)
  property or assets (other than Indebtedness and capital stock) to be used by Hexcel, a Restricted Subsidiary or a Joint Venture;

  (2)
  capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Hexcel or another Restricted Subsidiary; or

  (3)
  capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary or a Joint Venture;

provided, however, that any Restricted Subsidiary described in clauses (2) and (3) is primarily engaged in Related Business.

        "Affiliate" of any specified person means:

  (1)
  any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

  (2)
  any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (1).

        For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "Covenants Limitation on Affiliate Transactions" and "Covenants Limitation on Asset Dispositions" only, "Affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of Hexcel or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hexcel or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of $5.0 million other than:

  (1)
  a disposition by a Restricted Subsidiary to Hexcel, by Hexcel or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

  (2)
  a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of Hexcel or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

  (3)
  the disposition or grant of licenses to third parties in respect of intellectual property;

  (4)
  a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

  (5)
  the sale of Specified Properties;

  (6)
  a disposition by Hexcel or any subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including capital stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the Board of Directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets;

  (7)
  for purposes of the covenant described under the caption "Covenants—Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under the caption "Covenants—Limitation on Restricted Payments"; or

  (8)
  an Asset Disposition that also constitutes a Change of Control; provided, however, that Hexcel complies with all its obligations described under the caption "Change of Control."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption multiplied by the amount of such payment by (y) the sum of all such payments.

        "Bank Indebtedness" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the board of directors of Hexcel or any committee thereof duly authorized to act on behalf of the board of directors.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if Hexcel or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the repayment, repurchase, redemption, defeasance or other discharge of any other Indebtedness repaid, repurchased, redeemed, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such repayment, repurchase, redemption, defeasance or other discharge had occurred on the first day of such period;

  (2)
  if Hexcel or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, redeemed, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, redemption, defeasance or other discharge had occurred on the first day of such period and as if Hexcel or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, redeem, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period Hexcel or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Hexcel or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise discharged with respect to Hexcel and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hexcel and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period Hexcel or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Hexcel or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause (3) or (4) above if made by Hexcel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Hexcel. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term as at the date of determination in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

          (a)   total interest expense of Hexcel and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by Hexcel or its Restricted Subsidiaries in such period, without duplication,

    (1)
    interest expense attributable to Capital Lease Obligations;

    (2)
    amortization of debt discount and debt issuance cost;

    (3)
    amortization of capitalized interest;

    (4)
    non-cash interest expense;

    (5)
    accrued interest;

    (6)
    amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (7)
    interest actually paid by Hexcel or any such Restricted Subsidiary under any guarantee of Indebtedness of any other person;

    (8)
    net payments, if any, made pursuant to interest rate protection agreements (including amortization of fees);

          (b)   dividends accrued in respect of all Disqualified Stock of Hexcel and all preferred stock of any Restricted Subsidiary, in each case, held by persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in capital stock (other than Disqualified Stock) of Hexcel); and

          (c)   cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Hexcel) in connection with Indebtedness Incurred by such plan or trust to purchase capital stock of Hexcel.

        Notwithstanding the foregoing, in no event will:

  (1)
  any non-cash dividends or distributions payable on Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date; or

  (2)
  the accretion or amortization of original issue discount, beneficial conversion feature and capitalized issuance costs on Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date, be included in the calculation of Consolidated Interest Expense.

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (x) the aggregate amount of Indebtedness of Hexcel and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such date of determination; provided, however, that in determining Indebtedness and EBITDA, such amounts shall be determined on a pro forma basis after giving effect to the same transactions that would be adjusted for in determining the Consolidated Coverage Ratio at such time, as set forth in the definition of such term, to the extent applicable.

        "Consolidated Net Income" means, for any period, the net income (loss) of Hexcel and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

  (A)
  Hexcel's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such person during such period to Hexcel or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

    (B)
    Hexcel's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any person acquired by Hexcel or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hexcel, except that

  (A)
  Hexcel's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hexcel or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  Hexcel's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (but not loss) realized upon the sale or other disposition of any assets of Hexcel, its consolidated subsidiaries or any other person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

  (5)
  any extraordinary gain or loss;

  (6)
  cumulative effect of a change in accounting principles;

  (7)
  compensation expense related to the issuance of stock incentives pursuant to the Plans;

  (8)
  any deemed dividend and accretion (amortization of original issue discount, beneficial conversion feature and capitalized issuance costs) related to Hexcel's series A convertible preferred stock or series B convertible preferred stock;

  (9)
  restructuring charges, write-downs and reserves (to the extent not included in clause (4) or (5) above) taken by Hexcel or its Restricted Subsidiaries; provided, however, that the aggregate amount of any such charges, write-downs or reserves shall not in the aggregate exceed $5.0 million in each fiscal year and any charges in excess of such amount in such fiscal year shall be included in the calculation of Consolidated Net Income for the period when such charges are paid; and

  (10)
  gains or losses from the early retirement or extinguishment of Indebtedness.

        Notwithstanding the foregoing, for the purposes of the covenant described under the caption "Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Hexcel or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Hexcel and its consolidated subsidiaries, determined on a consolidated basis in accordance with

GAAP, as of the end of the most recent fiscal quarter of Hexcel ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

  (1)
  the par or stated value of all outstanding capital stock of Hexcel; plus

  (2)
  paid-in capital or capital surplus relating to such capital stock; plus

  (3)
  any retained earnings or earned surplus; less

  (4)
  any accumulated deficit; less

  (5)
  any amounts attributable to disqualified stock.

        "Consolidated Tangible Assets" of any person means, as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights and franchises.

        "Credit Agreement" means (i) the Credit and Guaranty Agreement dated as of March 19, 2003, among Hexcel and specified subsidiaries of Hexcel, as borrowers, the Guarantors named therein, the lenders from time to time party thereto, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, London U.K. branch, trading as FleetBoston Financial, as Fronting Bank and Issuing Bank, Fleet National Bank, as Issuing Bank, and Fleet Securities Inc., as Lead Arranger, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (ii) whether or not the Credit and Guaranty Agreement referred to in clause (i) remains outstanding, if designated by Hexcel to be included in the definition of "Credit Agreement," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness (other than hedging obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of which are committed to lend up to, at least $25.0 million and is specifically designated by Hexcel in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture in an Officers' Certificate received by the trustee.

        "Disqualified Stock" means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock or (3) is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Securities; provided, however, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "Change of Control" occurring prior to the first anniversary of the Stated Maturity of the Securities shall not constitute Disqualified Stock if (1) the "asset sale" or "Change of Control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the notes and under "Change of Control" and (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto; and provided further, however, that in no event shall Hexcel's series A convertible preferred stock or series B convertible preferred stock be deemed to be Disqualified Stock.

        "EBITDA" for any period for any person means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of such person and its consolidated Restricted Subsidiaries for such period;

  (2)
  Consolidated Interest Expense for such period;

  (3)
  equity in earnings (losses) of affiliated companies;

  (4)
  depreciation expense and amortization expense of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

  (5)
  all other non-cash items of such person and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income less all non-cash items increasing Consolidated Net Income for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hexcel by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Existing Joint Ventures" means: (1) Tech Fab LLC, (2) BHA Aero Composite Parts, Co., Ltd., (3) Asian Composites Manufacturing Sdn Bhd and (4) Hexcel-DIC Partnership.

        "Foreign Subsidiary" means a subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

        "GAAP" means generally accepted accounting principles.

        "Governance Agreement" means the Amended and Restated Governance Agreement dated as of March 19, 2003, among LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000

GmbH & Co. Beteiligungs KG, Stone Street Fund 2000, L.P. and Hexcel, as may be amended from time to time.

        "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "guarantee" shall not include:

  (1)
  endorsements for collection or deposit in the ordinary course of business; or

  (2)
  obligations, warranties and indemnities, not with respect to Indebtedness of any person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "Covenants—Limitation on Asset Dispositions" and not for the benefit of or in favor of an Affiliate of Hexcel or any of its subsidiaries.

        The term "guarantee" used as a verb has a corresponding meaning.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided further, however, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:

  (1)
  increase the principal or premium thereof or interest rate thereon;

  (2)
  change to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

  (3)
  if such Indebtedness is contractually subordinated in right of payment to the notes, modify or affect, in any manner adverse to the holders, such subordination.

        The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness. Solely for purposes of determining compliance with "Covenants Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on capital stock in the form of additional capital stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such person for money borrowed; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

  (2)
  all Capitalized Lease Obligations of such person;

  (3)
  all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

  (5)
  the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such person, or with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, hedging obligations of such person.

        For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any disqualified stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such stock as reflected in the most recent financial statements of such person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such person; provided, however, that:

  (1)
  the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

  (2)
  Indebtedness shall not include any liability for federal, state, local or other taxes.

        "Investment" by any person in any other person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former person) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such latter person that are or would be classified as investments on a balance sheet of such former person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "Covenants—Limitation on Restricted Payments,"

  (1)
  "Investment" shall include the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Hexcel at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Hexcel shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Hexcel's "Investment" in such subsidiary at the time of such redesignation less (y) the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Investment Grade Rating" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

        "Issue Date" means the date on which the notes are originally issued.

        "Joint Venture" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a Related Business.

        "Net Available Cash" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

  (1)
  all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

  (4)
  any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to Hexcel or a Restricted Subsidiary; and

  (5)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by Hexcel or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Permitted Investment" means an Investment

  (1)
  in Hexcel or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hexcel or a Restricted Subsidiary; provided, however, that such person's primary business is a Related Business;

  (3)
  in Temporary Cash Investments;

  (4)
  in receivables owing to Hexcel or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hexcel or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  in loans or advances to officers, directors or employees of Hexcel or any of its subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  in loans or advances to employees made in the ordinary course of business consistent with past practices of Hexcel or such subsidiary, as the case may be;

  (7)
  in stock, obligations or securities received (A) in settlement of debts created in the ordinary course of business and owing to Hexcel or any subsidiary; (B) in satisfaction of judgments; or (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption "Covenants—Limitation on Asset Dispositions;"

  (8)
  deemed to have been made as a result of the acquisition of a person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such person;

  (9)
  in any person where such Investment was acquired by Hexcel or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Hexcel or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Hexcel or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  in any person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Hexcel or any Restricted Subsidiary;

  (11)
  in any person to the extent such Investments consist of hedging obligations otherwise permitted under the covenant described under "Covenants—Limitation on Indebtedness"; and

  (12)
  in any person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date).

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Plans" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Hexcel or any subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

        "Public Equity Offering" means an underwritten primary public offering of common stock of Hexcel pursuant to an effective registration statement under the Securities Act.

        "Qualified Preferred Stock" of a Restricted Subsidiary means a series of preferred stock of such Restricted Subsidiary which (1) has a fixed liquidation preference that is no greater in the aggregate than the sum of (x) the fair market value (as determined in good faith by the Board of Directors at the time of the issuance of such series of preferred stock) of the consideration received by such Restricted Subsidiary for the issuance of such series of preferred stock and (y) accrued and unpaid dividends to the date of liquidation, (2) has a fixed annual dividend and has no right to share in any dividend or other distributions based on the financial or other similar performance of such

Restricted Subsidiary and (3) does not entitle the holders thereof to vote in the election of directors, managers or trustees of such Restricted Subsidiary unless such Restricted Subsidiary has failed to pay dividends on such series of preferred stock for a period of at least 12 consecutive calendar months.

        "Qualified Proceeds" means assets that are used or useful in, or a majority of the voting stock of any person engaged in, a businesses conducted by Hexcel and its Restricted Subsidiaries on the Issue Date or businesses which are reasonably related, ancillary or complementary thereto; provided, however, that the fair market value of any such assets or capital stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or capital stock may exceed $5.0 million or more, the fair value shall be determined in writing by an independent investment banking firm of nationally recognized standing.

        "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Hexcel (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the indenture (including Indebtedness of Hexcel that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  the Refinancing Indebtedness has stated maturity no earlier than any stated maturity of the Indebtedness being refinanced;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder), plus (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary that refinances Indebtedness of Hexcel.

        "Related Business" means any business conducted by Hexcel and its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the business of Hexcel and its Restricted Subsidiaries on the Issue Date.

        "Restricted Payment" with respect to any person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Hexcel or a Restricted Subsidiary, and other pro rata dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any capital stock of Hexcel held by any person or of any capital stock of the Restricted Subsidiary held by any Affiliate of Hexcel (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Hexcel that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any person.

        "Restricted Subsidiary" means any subsidiary of Hexcel that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" means any Indebtedness of Hexcel secured by a lien.

        "Senior Indebtedness" means:

  (1)
  all Bank Indebtedness; and

  (2)
  all other Indebtedness of Hexcel, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel, whether or not allowed as a claim against Hexcel in any such proceeding) and fees thereon, whether outstanding on the Issue Date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes;

        provided, however, that Senior Indebtedness shall not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by Hexcel;

  (2)
  any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (3)
  any Indebtedness, guarantee or obligation of Hexcel which is contractually subordinate in right of payment to any other Indebtedness, guarantee or obligation of Hexcel, including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

  (4)
  any obligations with respect to any capital stock.

        "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Hexcel that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Hexcel which is not Senior Indebtedness, including, without limitation, Hexcel's existing 9.75% Senior Subordinated Notes due 2009.

        "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

        "Specified Properties" shall mean Hexcel's manufacturing plants located in Livermore, California, Welkenraedt, Belgium and Lodi, New Jersey.

        "Stockholders Agreement" means the Stockholders Agreement dated as of March 19, 2003, among Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Fund V Investment Corp., Berkshire Fund VI Investment Corp., Berkshire Investors LLC, Greenbriar Co-Investment Partners, L.P., Greenbriar Equity Fund, L.P. and Hexcel, as may be amended from time to time.

        "Subordinated Obligation" means any Indebtedness of Hexcel (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinated in right of payment to the notes pursuant to a written agreement, including Hexcel's 7% Convertible Debentures due 2011.

        "Subsidiary" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such person,

  (2)
  such person and one or more Subsidiaries of such person, or

  (3)
  one or more Subsidiaries of such person.

        Unless the context requires otherwise, "Subsidiary" shall refer to a Subsidiary of Hexcel.

        "Temporary Cash Investments" means any of the following:

  (1)
  investments in U.S. government obligations;

  (2)
  investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Hexcel) organized and in existence under the laws of the United States of America or any foreign country recognized by the with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

        "Unrestricted Subsidiary" means:

  (1)
  any subsidiary of Hexcel that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any subsidiary of Hexcel (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, Hexcel or any other subsidiary of Hexcel that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "Covenants—Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Hexcel could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "Covenants—Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the capital stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by Hexcel or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Goldman Sachs and other broker-dealer subsidiaries of Goldman Sachs in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such market-making transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        Certain affiliates of Goldman Sachs beneficially own Hexcel equity securities, which in the aggregate constituted approximately 24% of the voting power of Hexcel as of March 31, 2005. Goldman Sachs has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to continue to make a market in the notes. However, Goldman Sachs is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. There can be no assurance that an active trading market will be sustained. See "Risk Factors—If an active trading market does not develop for these notes you may not be able to resell them."

        Goldman Sachs and its affiliates may in the future engage in commercial and/or investment banking transactions with Hexcel and its affiliates. Goldman Sachs acted as an initial purchaser in connection with the initial sale of the notes in February 2005 and received a customary underwriting discount in connection with that transaction. Goldman Sachs and its affiliates currently own, and may from time to time trade, the notes for its own account in connection with its principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future Goldman Sachs and its affiliates may, from time to time, own notes as a result of its market-making activities.

        Hexcel will not receive any of the proceeds of such sales of the notes and will be reimbursed by Goldman Sachs for all expenses it incurs in connection with this prospectus and the registration statement of which this prospectus forms a part.

        Pursuant to a registration rights agreement entered into between us and Goldman Sachs, we have agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity and enforceability of the notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

        The consolidated financial statements of Hexcel Corporation as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2004 incorporated into this prospectus by reference to the Hexcel Corporation Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of BHA Aero Composite Parts Co., Ltd. as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 incorporated in this prospectus by reference from Hexcel Corporation's Form 10-K for the year ended December 31, 2004 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to BHA Aero Composite Parts Co., Ltd.'s ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
AVAILABLE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY Hexcel Corporation
RISK FACTORS
Risks Related to Our Indebtedness and the Notes
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS